EXHIBIT 99.1

EMPIRE PETROLEUM CORPORATION ENTERS INTO TERM SHEET FOR ACQUISITION OF OIL AND GAS PROPERTIES IN NW LOUISIANA

Tulsa, OK – 9/6/17— (OTCQB: EMPR).  Empire Petroleum Corporation announced today that it has entered into a term sheet to acquire producing oil and gas assets located in North Louisiana. Empire anticipates signing a Purchase and Sale Agreement with the counterparty within the next few weeks that will provide for a closing that could occur early in the fourth quarter.

The oil and gas properties are the East Haynesville and Oaks Fields located in Claiborne Parish, Louisiana and the wells to be included in the transaction target the Pettit, Lower and Upper Haynesville, Cotton Valley and Smackover reservoirs.

Empire has targeted this potential transaction for the following reasons.

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Existing production of initial asset: The properties are currently producing approximately 400 barrels of oil equivalent per day from 28 wells and include approximately 11,000 gross/9,000 net acres of leasehold that are held by production, with net cash flow of approximately $200,000 per month.

•	Immediate Proven Developed Non-Producing Opportunity: Empire believes this transaction has upside PDNP potential with numerous re-frac, behind pipe, and return to production candidates.
•	Proven Undeveloped Locations: Approximately 50 PUD locations targeting the Lower Haynesville Reservoir.
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North Louisiana activity:  Empire believes there is a notable drilling renaissance developing in the Haynesville, Taylor Sands and Mid-Bossier over the last 24 months, driven by enhanced completion designs.

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Empire Team:  Empire believes that we have existing key relationships with highly qualified technical teams to perform daily operations and executing the short term PDNP opportunities.  Empire looks to build out an internal management team with seasoned energy executives over the next several quarters.

 "We have been working very hard to identify and structure the right platform asset with which to grow Empire", stated Mike Morrisett, President of Empire.  Mr. Morrisett continued, "We believe momentum is building in the North Louisiana area in re-stimulating old wells with higher proppant completions.  We are excited to have this potential opportunity as our initial producing asset in the area."

FORWARD LOOKING STATEMENTS

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the company, see Empire Petroleum Corporation's Form 10-K for the fiscal year ended December 31, 2016.